Exhibit 22
September 22, 2009
Re:   Waiver of certain rights in connection with the Offering
Douglas C. Jeffries
Senior Vice President and Chief Financial Officer
Palm, Inc.
950 W. Maude Avenue,
Sunnyvale, California 94085
Dear Mr. Jeffries:
          Reference is made to the Amended and Restated Stockholder’s Agreement between Palm, Inc. (“Palm”), Elevation Partners, L.P. (“Elevation Partners”) and Elevation Employee Side Fund, LLC (together with Elevation Partners, “Elevation”) dated as of January 9, 2009 (the “Stockholders’ Agreement”) and the Amended and Restated Registration Rights Agreement between Palm and Elevation dated as of January 9, 2009, as amended (the “Registration Rights Agreement”). Each capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Registration Rights Agreement.
          Reference is also made to a notice dated September 8, 2009 which we received from Palm in connection with a contemplated underwritten public offering (the “Offering”) by the Company of its common stock, par value $0.001 per share (“Common Stock”), pursuant to an effective shelf registration statement on Form S-3ASR (file number 333-154941).
          Elevation, as Holders holding all the Registrable Securities, hereby waives:
1.	any and all rights provided in Section 2.1 of the Registration Rights Agreement to the extent entitling Elevation to include Registrable Securities in the registration with respect to the Offering; and

2.	any and all rights provided in Section 4.1 of the Stockholder’s Agreement to the extent entitling Elevation to purchase more than an aggregate of 2,153,846 shares of Common Stock in the Offering at the public offering price (with Elevation retaining the right to purchase in the Offering any lesser amount not exceeding such number).

          We are delivering this waiver to you in accordance with Section 3.6 of the Registration Rights Agreement and Section 5.7 of the Stockholder’s Agreement.
Very truly yours,

ELEVATION PARTNERS, L.P.

By:	Elevation Associates, L.P., as General Partner

By:	Elevation Associates, LLC, as General Partner

By:	/s/ Roger McNamee
Name: Roger McNamee
Title: Manager

ELEVATION EMPLOYEE SIDE FUND, LLC

By:	Elevation Management, LLC, its manager

By:	/s/ Roger McNamee
Name: Roger McNamee
Title: Manager

cc:	Jonathan P. Shanberge, Palm, Inc. William M. Kelly, Esq., Davis Polk & Wardwell LLP Sarah K. Solum, Esq., Davis Polk & Wardwell LLP

2